Exhibit 21.1

Independence Resources PLC

List of Subsidiaries

Senetek Drug Delivery Technologies Inc., a Delaware corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Carmé Cosmeceutical Sciences Inc., Delaware corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Iron Eagle Acquisitions, Inc., a Nevada corporation, is a wholly owned subsidiary of the registrant, Independence Resources PLC

Coeur d’Alene Mine Contracting, LLC, a Delaware limited liability company, is a 70% owned subsidiary of the registrant, Independence Resources PLC